UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  January 31, 2017

TEREX CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-10702	34-1531521
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

200 Nyala Farm Road, Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (203) 222-7170

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry Into a Material Definitive Agreement.

Senior Secured Credit Facility

Terex Corporation and certain of its subsidiaries (collectively, “Terex” or the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) dated as of January 31, 2017, with the lenders and issuing banks party thereto (the “New Lenders”) and Credit Suisse AG, Cayman Islands Branch (“CSAG”), as administrative agent and collateral agent.  The joint bookrunners for the New Credit Agreement were Credit Suisse Securities (USA) LLC, Barclays Bank PLC, Commerzbank Aktiengesellschaft, Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Morgan Stanley Senior Funding, Inc.

The New Credit Agreement provides Terex with a senior secured revolving line of credit of up to $450 million that is available through January 31, 2022 and a $400 million senior secured term loan, which will mature on January 31, 2024.  The New Credit Agreement allows unlimited incremental commitments, which may be extended at the option of the existing or new lenders and can be in the form of revolving credit commitments, term loan commitments, or a combination of both, with incremental amounts in excess of $300 million available as long as the Company satisfies a senior secured leverage ratio contained in the New Credit Agreement.

The New Credit Agreement requires the Company to comply with a number of covenants.  The covenants limit, in certain circumstances, the Company’s ability to take a variety of actions, including but not limited to: incur indebtedness; create or maintain liens on its property or assets; make investments, loans and advances; repurchase shares of its Common Stock; engage in acquisitions, mergers, consolidations and asset sales; redeem debt; and pay dividends and distributions.  If the Company’s borrowings under its revolving line of credit are greater than 30% of the total revolving credit commitments, the New Credit Agreement requires the Company to comply with certain financial tests  as set forth in the New Credit Agreement.  If applicable, the minimum required levels of the interest coverage ratio would be 2.50 to 1.00 and the maximum permitted levels of the senior secured leverage ratio would be 2.75 to 1.00.  The New Credit Agreement also contains customary default provisions.

Furthermore, the Company and certain of its subsidiaries agreed to take certain actions to secure borrowings under the New Credit Agreement.  As a result, on January 31, 2017, Terex and certain of its subsidiaries entered into a Guarantee and Collateral Agreement with CSAG, as collateral agent for the New Lenders, granting security and guarantees to the New Lenders for amounts borrowed under the New Credit Agreement.  Pursuant to the Guarantee and Collateral Agreement, Terex is required to (a) pledge as collateral the capital stock of certain of the Company’s material domestic subsidiaries and 65% of the capital stock of certain of the Company’s material foreign subsidiaries, and (b) provide a first priority security interest in substantially all of the Company’s domestic assets.

CSAG, or its affiliates, and certain New Lenders, or their affiliates, are party to other agreements with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.1 to this Current Report on Form 8-K, and to the Guarantee and Collateral Agreement, a copy of which is attached hereto and incorporated by reference herein as Exhibit 10.2 to this Current Report on Form 8-K.  A copy of a press release announcing the Company’s entry into the New Credit Agreement is included as Exhibit 99.1 to this Form 8-K and is hereby incorporated by reference into this Form 8-K.

5.625% Senior Notes due 2025

On January 31, 2017, Terex completed a private offering of $600 million aggregate principal amount of its 5.625% Senior Notes due 2025 (the “Senior Notes”) that is exempt from the registration requirements of the Securities Act of 1933, as amended. In connection with the offering, the Company entered into a new indenture, as described in the following paragraphs.

The Senior Notes were issued pursuant to an indenture dated as of January 31, 2017 (the “Indenture”), among the Company, HSBC Bank USA, National Association, as trustee (the “Trustee”), and the guarantors named therein (the “Guarantors”). The Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of the Company’s existing and future wholly-owned domestic subsidiaries.  A copy of the Indenture is set forth as Exhibit 4.1 to this Current Report on Form 8-K, and is incorporated herein by reference.  The descriptions of the Indenture and the Senior Notes (a form of which is attached as an exhibit to the Indenture) in this report are only summaries and are qualified in their entirety by reference to the actual terms of the Indenture and the Senior Notes, respectively.

The Indenture and the Senior Notes provide, among other things, that the Senior Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment with certain of the Company’s senior unsecured indebtedness.  The Senior Notes will bear interest from January 31, 2017 at an annual rate of 5.625%, payable semi-annually on each February 1 and August 1 during which the Senior Notes are outstanding, commencing on August 1, 2017.  The Senior Notes will mature on February 1, 2025.  The Company may redeem the Senior Notes in whole or in part, on or after February 1, 2020, at the redemption prices set forth in the Indenture.  Prior to February 1, 2020, the Company may redeem the Senior Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium set forth in the Indenture.  In addition, prior to February 1, 2020, the Company may redeem up to 40% of the Senior Notes from the proceeds of certain equity offerings.  Upon certain change of control events (as defined in the Indenture), the holders of the Senior Notes may require the Company to repurchase all or a portion of the Senior Notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

The terms of the Indenture, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness, (ii) issue preferred stock, (iii) create or incur certain liens, (iv) pay dividends and make other restricted payments, (v) create restrictions on dividend and other payments to the Company from certain of its subsidiaries, (vi) sell assets and subsidiary stock, (vii) engage in certain transactions with affiliates, (viii) consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of its subsidiaries, (ix) enter into certain sale/leaseback transactions and (x) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications. The Indenture provides for customary events of default which include, among other things, (subject in certain cases to customary grace and cure periods) defaults based on: (i) the failure to make payments under the Indenture when due, (ii) breach of covenants, (iii) acceleration of other material indebtedness, (iv) bankruptcy events and (v) material judgments. Generally, if an event of default occurs, the trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all of the Senior Notes to be due and payable.

The Trustee and its affiliates maintain relationships in the ordinary course of business with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services.

A copy of the press release announcing that the Company has completed its offering of the Senior Notes is included as Exhibit 99.1 and is hereby incorporated by reference into this Form 8-K.

Item 1.02.

Termination of a Material Definitive Agreement.

On January 31, 2017, in connection with the New Lenders’ funding under the New Credit Agreement and the Company’s entry into the Guarantee and Collateral Agreement, the Company terminated (i) its existing credit agreement, dated as of August 13, 2014, as amended (the “Old Credit Agreement”), among Terex, certain of its subsidiaries, the lenders thereunder and Credit Suisse AG, as administrative agent and collateral agent, (ii) its existing guarantee and collateral agreement, dated as of August 13, 2014, among Terex, certain of its subsidiaries, and Credit Suisse AG, as collateral agent (the “Old Guarantee Agreement”), and (iii) agreements and documents related to (i) and (ii).

Under the Old Credit Agreement, the Company maintained a senior secured revolving line of credit of up to $600 million that was available through August 2019. The Old Credit Agreement also included provisions for senior secured term borrowings in dollars and Euro, with principal balances of $224.8 million and €195.5 million, respectively, that were set to mature in August 2021.  Terex and certain of its domestic subsidiaries provided security and guarantees to the lenders under the Old Guarantee Agreement, which were released in connection with the execution of the New Credit Agreement.

Certain lenders, or their affiliates, under the Old Credit Agreement are party to other agreements with the Company and its subsidiaries, including the New Credit Agreement and the provision of commercial banking, investment banking, trustee and/or other financial services in the ordinary course of business of the Company and its subsidiaries.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01.

Other Events.

On January 31, 2017, Terex issued a press release announcing the initial results of its tender offer for its 6.00% senior notes due 2021 (the “2021 Notes”). Pursuant to the terms of the tender offer, Terex’s offer to pay an early tender payment in addition to the tender offer consideration expired at 5:00 p.m., New York City time, on January 30, 2017 (the “Early Tender Deadline”). Based on final information provided to Terex by Global Bondholder Services, the tender agent and information agent for the 2021 Notes, approximately $377,450,000 in aggregate principal amount of the 2021 Notes were validly tendered (and not validly withdrawn) at or prior to the Early Tender Deadline. Terex will accept the 2021 Notes validly tendered (and not validly withdrawn) at or prior to the Early Tender Deadline on January 31, 2017 (the “Initial Settlement Date”). Holders of the 2021 Notes who validly tendered (and did not validly withdraw) their 2021 Notes will receive $1,031.25 per $1,000 principal amount of their 2021 Notes on the Initial Settlement Date. A copy of the press release is included as Exhibit 99.1 and is hereby incorporated by reference into this Form 8-K.

Holders of the 2021 Notes who validly tender (and do not validly withdraw) their 2021 Notes after the Early Tender Deadline and at or prior to 11:59 p.m., New York City time, on February 13, 2017, unless extended or earlier terminated by Terex in its sole discretion (the “Expiration Time”), will be eligible to receive $1,021.25 per $1,000 principal amount of their 2021 Notes on the Final Settlement Date, which will occur promptly following the Expiration Time and is expected to be February 14, 2017 (the “Final Settlement Date”).

Holders of the 2021 Notes will also receive accrued and unpaid interest from the last interest payment date on their 2021 Notes up to, but not including, the applicable settlement date for all of their 2021 Notes that Terex accepts for purchase.

Pursuant to a previously announced notice of redemption, Terex will redeem any and all of the 2021 Notes that remain outstanding after the Final Settlement Date on February 15, 2017 at a redemption price of 103.000%, plus accrued and unpaid interest.

Item 9.01.

Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of January 31, 2017, among Terex Corporation, the Guarantors and the Trustee.
10.1

Credit Agreement dated as of January 31, 2017, among Terex Corporation, certain of its subsidiaries, the Lenders and Issuing Banks named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

10.2	Guarantee and Collateral Agreement dated as of January 31, 2017, among Terex Corporation, certain of its subsidiaries, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.
99.1	Press Release of Terex Corporation issued on January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 2, 2017

TEREX CORPORATION

By:	/s/ Kevin P. Bradley
Kevin P. Bradley Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of January 31, 2017, among Terex Corporation, the Guarantors and the Trustee.
10.1

Credit Agreement dated as of January 31, 2017, among Terex Corporation, certain of its subsidiaries, the Lenders and Issuing Banks named therein and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent.

10.2	Guarantee and Collateral Agreement dated as of January 31, 2017, among Terex Corporation, certain of its subsidiaries, and Credit Suisse AG, Cayman Islands Branch, as Collateral Agent.
99.1	Press Release of Terex Corporation issued on January 31, 2017.